News Announcement

CONTACT:
Joel Getzler, Getzler & Co., Inc.
212/697-2400

                              FOR IMMEDIATE RELEASE

                     UNITEL VIDEO, INC. FILES FOR VOLUNTARY
                 CHAPTER 11, ANTICIPATES OBTAINING $3.5 MILLION
                POST-PETITION FINANCING FOR CONTINUING OPERATIONS

            New York, New York - September 3, 1999 - Unitel Video, Inc. (AMEX:UNV) (the "Company") announced today that, on September 2, 1999 (the "Filing Date"), it and its domestic subsidiaries (R Squared, Inc. ("R Squared"), Unitel 53 LLC, and Unitel 57 LLC) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 filings, supported by proposed debtor-in-possession financing being provided by Heller Financial, Inc., will enable the Company to conduct its business or, additionally or in the alternative, find a strategic buyer of its divisions or business or an investor for its business while it attempts to negotiate a plan to reorganize with its major creditors and to seek additional capital.

            Subject to court approval, the Company expects to use the $3.5 million debtor-in-possession commitment from Heller Financial, Inc., coupled with operating revenue, to fulfill obligations associated with operating its business.

            In addition, the Company announced that, on September 2, 1999, the Company closed its post-production division located at 8 West 38th Street in New York City and terminated substantially all of its employees working in such division.

            The Company also announced that Walter Arader has resigned from the Board of Directors.

            Commenting on the announcement, Abraham E. Getzler, Chairman of Getzler & Co., Inc., the Company's management consultant which is overseeing and managing the day-to-day operations of the Company, said, "The filing, coupled with the new financing, affords the Company the opportunity to stabilize its financial situation, restructure its balance sheet, and reinforce and maximize the underlying value of its business to attract additional investors or strategic partners."

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            As of May 31, 1999, the Company had consolidated assets (unaudited)
of approximately $56.8 million and consolidated liabilities (unaudited) of approximately $52.4 million.

            Unitel is a leading provider of studio and mobile production facilities to virtually every major entertainment company in the United States. Unitel's New York City studios are home to King World Production's "Inside Edition", Paramount Picture's "The Montel Williams Show", and Eyemark Entertainment's the "Dr. Joy Browne Show". Unitel Mobile Video, based in Pittsburgh and Burbank, is the pre-eminent supplier of mobile facilities to the entertainment industry.

            This news announcement contains certain forward-looking statements under federal securities laws which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by several factors, and, accordingly, Unitel's actual performance and results may vary from those stated herein.